United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2021 (October 28, 2021)

Payoneer Global Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40547	86-1778671
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 W 30th St New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 600-9272

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PAYO	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock, $0.01 par value, at an exercise price of $11.50 per share	PAYOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2021, Payoneer Early Payments Inc. (“PEPI”), a wholly-owned second tier subsidiary of Payoneer Global Inc. (the “Company”), entered into a Receivables Loan and Security Agreement (the “Agreement”) by and among GCA SPV I LLC (“Borrower”), a wholly-owned subsidiary of PEPI, Viola Credit VI, L.P. and Viola Credit Alternative Lending FNX SPV, L.P. (the “Lenders”), and Viola Credit Alternative Lending Management 2018 L.P. (collectively, the “Parties”), for the purpose of external financing of capital advance activity.

Pursuant to the Agreement, the Parties have agreed that the Lenders will make available to the Borrower an initial committed amount of $25,000,000, which may be increased at the request of the Borrower, and with the consent of the Lenders, in $25,000,000 increments up to $100,000,000. Borrowings will be secured by the assets of the Borrower, which primarily consist of merchant cash advances originated by PEPI and sold to the Borrower. PEPI will also pledge the equity of the Borrower to the Lenders.

The Agreement stipulates a borrowing base calculated at an advance rate of 80% out of the eligible portfolio outstanding receivables balance, and that borrowings under the facility bear interest as follows: LIBOR + 9.00% per annum if the commitment amount is $25,000,000; LIBOR + 7.75% per annum, if the commitment amount is $50,000,000; LIBOR + 7.50% per annum, if the commitment amount is $75,000,000; LIBOR + 7.00% per annum, if the commitment amount is $100,000,000. During certain events, the applicable rate goes up by 2.00% per annum. The revolving period of the facility is set at 36 months from the Closing Date. The maturity date is 42 months from the Closing Date.

The recourse under the Agreement is limited to Borrower’s assets, and no other Payoneer entity guarantees repayment by the Borrower. Lenders may assign the loans under the facility to third parties with the Borrower’s reasonable consent, but they may not assign the loans to any competitor of the Company.

The Agreement includes customary representations and warranties, and affirmative and negative covenants of the Borrower and PEPI with respect to operation of their businesses following the transaction contemplated by the Agreement, including, among others financial covenants, tested quarterly at Payoneer Global Inc. level, including maintaining minimum amounts of tangible equity and unrestricted cash.

The facility will terminate 36 months following the closing date of the transaction, unless terminated earlier, either at the request of the Borrower or if an event of default occurs; or later if the maturity date is extended upon agreement of the parties. The Agreement contains customary events of default provisions in favor of the Lenders.

Prepayments are permitted under the Agreement, provided that any termination of commitments during the following time periods will trigger certain prepayment penalties if done prior to the lapse of 24 months from the Closing Date.

A copy of the Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and the foregoing description of the Agreement is qualified in its entirety by reference thereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On September 14, 2021, Payoneer Inc., a wholly owned subsidiary of the Company, terminated a Loan and Security Agreement, which provided for a revolving credit facility in the total amount of $70,00,000, pursuant to its terms. There were no outstanding amounts at the time of termination.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Receivables Loan and Security Agreement dated October 28, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYONEER GLOBAL INC.

November 3, 2021	By:	/s/ Scott Galit
Name: Scott Galit
Title: Chief Executive Officer